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                     APPENDIX B -- FUND ACCOUNTING SERVICES
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Pursuant to Section  2.1 of the  Services  Agreement  (the  "Agreement")  by and
between Wintergreen Fund, Inc. (the "Client") and Citigroup Fund Services, LLC ("Citigroup"), Citigroup shall provide the following services with respect to each Fund of the Client, subject to the terms and conditions of the Agreement and this Appendix A:

1.1 SERVICES RELATED TO CALCULATION OF ACCOUNTING ITEMS, DETERMINATION OF NAV AND MAINTENANCE OF A GENERAL LEDGER ("ACCOUNTING SERVICES")

Citigroup shall:

     (a) Calculate the net asset value per Share ("NAV") on each Fund business day or with such frequency as is required to facilitate trading of the Shares, but no more frequently than once each Fund business day.

     (b) Calculate each item of income, deduction, credit, gain and loss, if any, and process each Fund's stated expense ratio as required by the Client and in conformance with generally accepted accounting principles ("GAAP"), the SEC's Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws) (the "Code").

     (c) Calculate the "SEC yield" and money market fund seven day yields for the Fund and each Class thereof, as applicable.

     (d) Prepare and record once daily, as of the time when the NAV of a Fund is calculated or at such other time as otherwise directed by the Client, either (A) a valuation of the assets and liabilities of the Fund (unless otherwise specified in or in accordance with the Client's Policies and Procedures, based upon the use of outside services normally used and contracted for this purpose by Citigroup in the case of securities for which information and market price or yield quotations are readily available, and based upon evaluations conducted in accordance with the Client's instructions in the case of all other assets and liabilities) or
     (B) periodic calculation confirming that the market value of the Fund's assets does not deviate from the amortized cost value of those assets by more than a specified percentage.

     (e) Make such adjustments over such periods as it deems necessary to reflect over-accruals or under-accruals of estimated expenses, or income.

     (f) Maintain each Fund's general ledger and record all income, gross expenses, capital share activity and security transactions of each Fund.


                             B-1 (Fund Accounting)

1.2      NOTES AND CONDITIONS TO ACCOUNTING SERVICES

     (a) Citigroup shall not be liable for the errors or inaccurate information supplied by third parties, including pricing services (other than to pursue at the Client's expense all reasonable claims against the third parties that Citigroup may bring against the third party) and errors in information provided by an investment adviser (including prices and pricing methodologies and the untimely transmission of trade information), custodian, transfer agent or other service provider to the Fund.

     (b) Subject to Section 1.2(a) above and 1.2(c) below and to the provisions of Section 4 of the Agreement, Citigroup's liability with respect to NAV Differences (as defined below) shall be as follows:

                  (i) During each NAV Error Period (as defined below) resulting from a NAV Difference that is at least 1/10 of 1% but that is less than 1/2 of 1%, Citigroup shall reimburse each applicable Fund for any net losses to the Fund; and

                  (ii)  During  each  NAV  Error  Period  resulting  from  a NAV
                  Difference that is at least 1/2 of 1%, Citigroup shall reimburse each applicable Fund on its own behalf and on behalf of each shareholder of such Fund for any losses experienced by the Fund or any Fund shareholder, as applicable; PROVIDED, that Citigroup's reimbursement responsibility shall not exceed the net loss that the Fund incurs; PROVIDED, FURTHER, HOWEVER, that Citigroup shall not be responsible for reimbursing reprocessing costs with respect to any shareholder that experiences an aggregate loss during any NAV Error Period of less than $10.

     (c) For purposes of this Section 1.2 of Appendix A: (i) the NAV Difference shall mean the difference between the NAV at which a shareholder purchase or redemption should have been effected ("Recalculated NAV") and the NAV at which the purchase or redemption was effected divided by Recalculated NAV;
     (ii) NAV Error Period shall mean any Fund business day or series of two or more consecutive Fund business days during which an NAV Difference of 1/10 of 1% or more exists; (iii) NAV Differences and any Citigroup liability therefrom are to be calculated each time a Fund's (or Class') NAV is calculated; (iv) in calculating any amount for which Citigroup would otherwise be liable under this Agreement for a particular NAV error, Fund (or Class) losses and gains shall be netted; and (v) in calculating any amount for which Citigroup would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund (or Class) losses and gains for the period shall be netted.


                             B-2 (Fund Accounting)

     (d) The Client shall communicate portfolio trades electronically by 9:00 am, EST on T+1 or, for trades settling on T, by 2:00 pm, EST that day.

2.1  SERVICES RELATED TO REPORTING OF DATA AND PROVISION OF OTHER INFORMATION

Citigroup shall:

     (a) Provide the Client and such other persons as the Client may direct with standard fund reporting available through Citigroup's Internet reporting application.

     (b)  Provide   appropriate   records  to  assist  the  Fund's   independent
     accountants and, subject to the Agreement, any regulatory body in any requested review of the Fund's books and records maintained by Citigroup.

     (c) Provide information typically supplied in the investment company industry to the Client's transfer agent.

     (d) Transmit the NAVs and dividend factors of the Fund to the Administrator or such Person as directed by the Client.

     (e) Provide the Client or the Administrator with the data requested by the Client or the Administrator that is required to update the Registration Statement.

     (f) Provide the Client, the Administrator or the independent accountants for the Fund the data requested and maintained by Citigroup with respect to the preparation of the Fund's income, excise and other tax returns with respect to the Fund.

     (g) Provide the Client, the Administrator or the independent accountants for the Fund with unadjusted Fund data directly from the portfolio accounting system for any Fund business day and other data reasonably requested for the preparation of the Fund's semi-annual financial statements.

     (h) Transmit to and receive from each Fund's transfer agent appropriate data to reconcile Shares outstanding and other data with the transfer agent.

3.1      SERVICES RELATED TO DISTRIBUTIONS AND RECONCILIATION OF DATA

Citigroup shall:

     (a) Process all distributions as directed in writing by the Client or the Administrator.



                             B-3 (Fund Accounting)

     (b) Reconcile cash daily and reconcile portfolio positions at least monthly with each Fund's custodian.

     (c) Review for reasonableness investment trade instructions when received from an investment adviser and maintain individual ledgers and historical tax lots for each security.

4.1      SERVICES RELATED TO RECORDKEEPING AND REPORTING; FACILITIES

Citigroup shall:

     (a) Prepare and maintain on behalf of the Client the following books and records of each Fund, and each Class thereof, pursuant to Rule 31a-1 under the 1940 Act (the "Rule"):

                  (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

                  (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, as required by subsection (b)(2) of the Rule (but not including the ledgers required by subsection (b)(2)(iv) of the Rule);

                  (iii) A record of all options, if any, in which the Funds have any direct or indirect interest or which the Fund has granted or guaranteed and a record of any contractual commitments to purchase, sell, receive or deliver any property, as required by subsection (b)(7) of the Rule;

                  (iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule; and

                  (v) Other records required by the Rule or any successor rule or pursuant to interpretations thereof to be kept by open-end management investment companies, but limited to those provisions of the Rule applicable to portfolio transactions and as agreed upon between the parties hereto.


                             B-4 (Fund Accounting)